Exhibit 8.1
SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

October 22, 2026

Mercedes-Benz Trust Leasing LLC
1 Mercedes-Benz Drive
Sandy Springs, Georgia 30328

Re:	Mercedes-Benz Auto Lease Trust 2026-B

Dear Sirs:

We have acted as special federal income tax counsel to Mercedes-Benz Trust Leasing LLC, a Delaware limited liability company (the “Depositor”), in connection with the preparation and filing of the prospectus dated October 14, 2026 (the “Prospectus”) regarding certain United States federal income tax consequences of the issuance by Mercedes-Benz Auto Lease Trust 2026-B (the “Issuer”) on October 22, 2026 of (i) $409,000,000 aggregate principal amount of 4.84% Class A-2A Asset Backed Notes (the “Class A-2A Notes”), (ii) $57,400,000 aggregate principal amount of SOFR Rate plus 0.39% Class A-2B Asset Backed Notes (the “Class A-2B Notes”), (iii) $466,400,000 aggregate principal amount of 5.21% Class A-3 Asset Backed Notes (the “Class A-3 Notes”) and (iv) $69,600,000 aggregate principal amount of 5.35% Class A-4 Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-2A Notes, the Class A-2B Notes and the Class A-3 Notes, the “Offered Notes”).  The Issuer is governed by an Amended and Restated Trust Agreement, dated as of October 1, 2026 (the “Trust Agreement”), between the Depositor and Wilmington Trust, National Association, as trustee, and the Offered Notes, together with the $320,000,000 aggregate principal amount of 0.00% Class A-1 Asset Backed Notes (the “Class A-1 Notes” and, together with the Offered Notes, the “Notes”), are issued pursuant to an Indenture, dated as of October 1, 2026 (the “Indenture”), between the Issuer and U.S. Bank Trust Company, National Association, as trustee (the “Indenture Trustee”).  The Class A-1 Notes will initially be retained by the Depositor or one or more of its affiliates and are not offered under the Prospectus or the related Registration Statement.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

October 22, 2026

As special federal income tax counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents as we have deemed necessary or appropriate for the purposes of these opinions, including (i) the Trust Agreement, (ii) the Indenture, (iii) the Amended and Restated Trust Agreement, dated as of January 31, 2023, (the “Titling Trust Agreement”), among Mercedes-Benz Financial Services USA LLC (“MBFS”), as titling trust administrator, Mercedes-Benz Trust Holdings LLC, as initial beneficiary and BNY Mellon Trust of Delaware, as titling trustee, (iv) the Second Amended and Restated Servicing Agreement, dated as of May 1, 2023, as supplemented by the 2026-B Servicing Supplement, dated as of October 1, 2026 (collectively, the “Servicing Agreement”), in each case among MBFS, as servicer (in such capacity, the “Servicer”) and as lender (in such capacity, the “Lender”), Mercedes-Benz Vehicle Trust (the “Titling Trust”) and Collateral Title Co., as collateral agent (the “Collateral Agent”), (v) the Second Amended and Restated Collateral Agency Agreement, dated as of May 1, 2023, as supplemented by the 2026-B Exchange Note Supplement, dated as of October 1, 2026 (the “Collateral Agency Agreement” and “Exchange Note Supplement”, respectively), in each case among the Titling Trust, U.S. Bank Trust National Association, as administrative agent, the Collateral Agent, the Servicer and the Lender, and in the case of the Exchange Note Supplement, the Indenture Trustee and (vi) the Underwriting Agreement, dated October 14, 2026 (the “Underwriting Agreement”), among the Depositor, MBFS USA and Credit Agricole Securities (USA) Inc., SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC, as representatives of the several underwriters named therein.  The documents listed in clauses (i) through (vi) above are referred to herein as the “Documents”.  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Documents.

Our opinions are also based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued or proposed thereunder, published Revenue Rulings and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinion is based.  In addition, there can be no assurance that positions contrary to those stated herein may not be asserted by the Internal Revenue Service (the “IRS”).

In reaching our opinions, we have made such examination of law as we have deemed necessary or appropriate for the opinions expressed below.  Further, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or by means of electronic transmission.  Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the documents relating to the transaction described in the first paragraph above other than those contained in the Documents.  Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein, and that the issuance of the Notes and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Issuer, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration or list maintenance requirements of Section 6010, 6111 or 6112 of the Code.  In addition, we have assumed that the Issuer will not become a “controlled partnership” within the meaning of Treasury Regulation Section 1.385-1(c)(1).

October 22, 2026

As to any facts material to the following opinions that we did not independently establish or verify, we have relied upon statements and representations of responsible officers and other representatives of MBFS, the Depositor and others.  We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Offered Notes.

We have advised the Depositor with respect to certain federal income tax consequences of the issuance of the Offered Notes.  This advice is summarized under the heading “Material Federal Income Tax Consequences” in the Prospectus.  Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.  We hereby confirm and adopt the opinions expressly set forth under the above heading in the Prospectus as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Offered Notes.

The opinions expressed herein are limited as described above, and we do not express an opinion with respect to any other federal or state law or the law of any other jurisdiction, except as expressly stated herein.  This letter is rendered to the Depositor on the date hereof, and we undertake no obligation to update this letter or advise such party of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this letter is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering these opinions unless we are specifically engaged to do so.

A reader of this opinion letter should be aware that there is no assurance that the IRS would not challenge the conclusions set forth above.  Our opinions also assume that a court considering the question would have all facts and legal issues properly presented to it.

We hereby consent to the filing of this letter as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer.  By such consent we do not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Commission issued thereunder, with respect to any part of the Prospectus or the related Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP